Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us in this Post-Effective Amendment No. 56 to Registration Statement No. 002-74808 on Form N-1A of Fidelity Colchester Street Trust, including Money Market Portfolio under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such registration statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
March 27, 2009